EXHIBIT 10.5
AMENDMENT TO EMPLOYMENT AGREEMENT
ROB WRUBEL
October 31, 2008
Dear Rob
     As you know, on August 6, 2007, you entered into an employment agreement in connection with the acquisition of Aptimus, Inc., by Apollo Group Inc. (hereinafter “Employment Agreement”). We now desire to amend the Employment Agreement in consideration of other benefits provided to you, to provide for the payment of severance to you, and in order to bring the provisions of the Employment Agreement into compliance with the applicable requirements of Section 409A of the Internal Revenue Code.
     We agree as follows:
1.	Section 8 of the Employment agreement is hereby amended to read as follows:
“If your employment is terminated by Apollo (or Apollo Marketing) without “cause” (as defined below) on or before October 29, 2009, you will receive your salary and accrued vacation earned up to the effective date of your termination. In addition, if you execute and deliver to Apollo, within twenty-one days (or forty-five days if such longer period is required by applicable law) after such termination of employment, a signed settlement agreement and general release in a form and manner provided by Apollo (hereafter the “Release), and provided you agree to act as an advisor to Apollo as provided in Section 2 below, and further provided that the Release becomes effective and enforceable in accordance with its terms following any applicable revocation period, then in addition to the amounts described above, Apollo will provide you with the additional benefits set forth in this paragraph. First, Apollo will continue to pay you your base salary as a severance payment for a period of twelve months. Such payment (the “Involuntary Termination Payment”) shall be made in a series of successive equal periodic payments in accordance with Apollo’s regularly-scheduled payroll dates for salaried employees, with the first such payment to be made on the first such regularly-scheduled payroll date, within the sixty (60)-day period following the date of your “separation from service"(as defined below) due to such termination of employment, on which the required Release is so effective and enforceable, but in no event later than the last day of such sixty (60)-day period on which the required Release is so effective, unless a further deferral is required pursuant to Section 15 of your Employment Agreement (as modified by this Agreement). Each such Involuntary Termination Payment shall be treated as part of a series of individual and separate payments for purposes of Section 409A of the Internal Revenue Code, the “Code”). Second, Apollo shall also reimburse you for any COBRA premiums you pay during the twelve (12) month period following your termination of employment for continued medical care coverage under the Company’s group health care plan. With respect to each such COBRA premium payment you make for such period, you shall provide the Company with appropriate documentation evidencing that payment within sixty (60) days after the required payment date, and the Company shall reimburse you for that payment within thirty (30) days thereafter, but in no event will any reimbursement of COBRA premiums for such period be made later than the last day of the calendar year following the calendar year in which those premiums are paid, and your right to such reimbursement cannot be exchanged or liquidated for any other benefit. Third, (A) the Two Year Option (to the extent not fully vested) shall become fully vested; (B) any Aptimus Awards (to the extent not fully vested) shall become fully vested, and (C) you shall immediately be credited with additional employment with Apollo/Apollo Marketing for purposes of the vesting schedule in effect for the Four Year Option so that you shall be immediately vested in such option to the same extent as if you had completed an additional twelve (12) months of employment with Apollo/Apollo Marketing prior to your termination date.

If your employment is terminated by Apollo (or Apollo Marketing) with “cause” (as defined below), or by you for any reason, you will receive your salary and accrued vacation earned up to the effective date of your termination. You will not be eligible for any severance benefits.
If you employment is terminated for any reason after October 29, 2009, you will receive your salary and accrued vacation earned up to the effective date of your termination. You will no longer be eligible for severance benefits hereunder. Instead, you will be eligible to participate in any severance benefit plan or program that Apollo makes generally available to its management employees, if any, subject to the terms of such severance plans and programs.
For purposes of this Agreement, “Cause” shall be defined as:
          (i) Repeated failure to meet the reasonable and lawful directives of the President of Apollo Group (or an officer in a higher position than the President of Apollo Group to whom you have been directed to report);
          (ii) Conviction of a felony (or a plea of guilty or nolo contendere by you to a felony) or any other crime against or involving Apollo or Apollo Marketing;
          (iii) Acts of fraud, dishonesty or misappropriation committed by you with respect to or that is harmful to Apollo or Apollo Marketing;
          (iv) Willful, reckless or negligent misconduct by you with respect to or that is harmful to Apollo, Apollo Marketing or any of its officers, directors, employees, clients, partners, insurers, subsidiaries, parents, or affiliates;
          (v) A material breach of this Agreement or the Proprietary Information and Inventions Agreement signed by you.
The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of your employment by Apollo/Apollo Marketing. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) you shall be provided with thirty (30) days advance written notice detailing the basis for the termination of employment for Cause, (y) during the thirty (30) day period after you have received such notice, you shall be on leave status, you shall not report to work, unless instructed otherwise by Apollo, and shall have the opportunity to present your case to a committee of independent directors of Apollo’s Board of Directors (the “Board”) before any termination for Cause is finalized and (z) you shall continue to receive the compensation and benefits provided by this Agreement during the 30-day period. In addition, no act or omission shall give rise to a termination for Cause if performed in good faith and with an objectionably reasonable belief that the action or inaction was in the best interest of Apollo or Apollo Marketing.
For purposes of this Agreement, you will be deemed to incur a separation from service on the date on which the level of your bona fide services as an employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered as an employee during the immediately preceding thirty-six (36) months (or any shorter period of such service with Apollo and Aptimus). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.”

2.	During the period in which you are receiving severance benefits from Apollo as outlined above (the “Severance Period”), you agree that you will remain available to provide advisory services to Apollo’s Chief Executive Officer and Board of Directors, as such advisory services may be requested from time to time, up to a maximum of 10 hours per month. During such Severance Period, you will not vest in any additional options, restricted stock units or other equity awards that may have been made or granted to you by Apollo during your period of employment with Apollo or Apollo Marketing, and the limited post-termination exercise period for exercising any such options (or your assumed Aptimus options) shall continue to be measured from the date of your termination of employment and will not be extended for any additional period by reason of your advisor status during the Severance Period. You agree that any Apollo confidential and/or proprietary information that you learn as a result of these advisory services shall remain subject to the restrictions on use and/or disclosure that are set forth in your Apollo Proprietary Information and Inventions Agreement. During the Severance Period, you agree that you will not engage in any activities that create or create the appearance of, a conflict of interest with your status as an advisor to the Company. Specifically, during the Severance Period, you agrees that you will not on you own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:
          (i) conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the education industry during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or
          (ii) permit your name to be used in connection with a business which is competitive or substantially similar to the Businesses.
Notwithstanding the foregoing you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to the Businesses.
In the event that you violate the provisions of this Section, then the Company’s obligation to provide you with severance as set forth above shall cease forthwith, and you will be obligated to return any severance payments received by you during any period of time that you were in violation of this provision.
3.	You agree that during your employment and for twelve (12) months thereafter, you will not:
     (a) directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the company (or any affiliated company) and its employees, faculty members, consultants and independent contractors.
     (b) directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.

4.	You agree that it would be difficult to measure any damages which might result from any breach by you of the promises set forth above, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of this Agreement, Apollo shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Apollo.

5.	Section 15 of the Employment Agreement is hereby amended to read as follows:

“Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which you become entitled under Section 8 of this Agreement in connection with your termination of employment (other than the reimbursement of your COBRA premiums during the applicable period of your COBRA coverage) shall be made or paid to you prior to the earlier of (i) the first day of the seventh (7th) month following the date of your separation from service due to such termination of employment or (iii) the date of your death, if you are deemed, pursuant to the procedures established by the Compensation Committee of the Apollo Board of Directors in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of Apollo and its subsidiaries subject to Code Section 409A, to be a “specified employee” at the time of such separation from service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 15 shall be paid to you in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. In no event shall the foregoing holdback provisions apply to any Involuntary Termination Payment that is otherwise payable to you within the short-term deferral period allowable under Code Section 409A (the period commencing upon your separation from service ending on March 15 of the following calendar year) or that can be paid to you, during the twelve (12)-month severance period, in compliance with the applicable requirements of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations issued under Code Section 409A.

6.	The Parties agree that except as amended by this Agreement, all other provisions of the Employment Agreement between you and Apollo shall remain in full force and effect.

7.	You are and shall be solely responsible for any federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of the Severance Benefits set forth in Section 8 of the Employment Agreement (as amended above), including (without limitation) any taxes that you may incur under Section 409A of the Internal Revenue Code (or any State tax law equivalent). You agree to indemnify and hold Apollo harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other federal or state governmental agencies regarding any tax obligations that may arise from the monetary consideration made to you under this Agreement. You have been advised to consult with an attorney and a tax advisor prior to executing this Agreement.

8.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

9.	The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Arizona, and any dispute regarding the terms of this Agreement shall be brought in the courts of the State of Arizona.

10.	Except as modified by this Agreement, all the terms and provisions of your Employment Agreement shall continue in full force and effect in accordance with the terms of such Employment Agreement. This Agreement and the Employment Agreement constitute the sole and entire agreement between the parties hereto, and supersede any and all understandings and agreements made prior hereto, if any. There are no collateral understandings, representations, or agreements other than those contained herein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties hereto.

11.	You have read and understand the contents of this Agreement and affirm that no representations other than those contained herein have been made to induce or influence your execution of the Agreement, and that you execute this Agreement knowingly and voluntarily and upon independent advice of your own choosing.

/s/ Rob Wrubel		OCT. 31, 2008

Rob Wrubel		Date

APPROVED AND ACCEPTED: APOLLO GROUP, INC.

By:	/s/ Joseph L. D’Amico	OCTOBER 31, 2008